EXHIBIT 99-1

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 11-K
ANNUAL REPORT

Pursuant to Section 15(d) of the
Securities Act of 1934

For the fiscal year ended December 31, 1999

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

(Full title of the plan)

Energy East Corporation

(Name of issuer of the securities held pursuant to the plan)

P. O. Box 12904, Albany, New York  12212-2904

(Address of principal executive office)

REQUIRED INFORMATION

The Tax Deferred Savings Plan for Salaried Employees ("Plan") is subject to the Employee Retirement Income Security Act of 1974 ("ERISA").  Therefore, in lieu of the requirements of Items 1-3 of Form 11-K, the financial statements and schedules of the Plan for the two fiscal years ended December 31, 1999 and 1998, which have been prepared in accordance with the financial reporting requirements of ERISA, are attached hereto as Appendix 1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Committee to administer the Tax Deferred Savings Plan for Salaried Employees has duly caused this Annual Report to be signed by the undersigned hereunto duly authorized.

New York State Electric & Gas Corporation Tax

Deferred Savings Plan for Salaried Employees

By	/s/Richard R. Benson	March 17, 2000
Richard R. Benson
Committee Member

By	/s/Robert D. Kump	March 17, 2000
Robert D. Kump
Committee Member

By	/s/Sherwood J. Rafferty	March 17, 2000
Sherwood J. Rafferty
Committee Member

APPENDIX 1

NEW YORK STATE ELECTRIC & GAS CORPORATION
TAX DEFERRED SAVINGS PLAN FOR SALARIED EMPLOYEES

FINANCIAL STATEMENTS AS OF AND
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
SUPPLEMENTAL SCHEDULES AS OF AND FOR THE YEAR ENDED
DECEMBER 31, 1999 AND REPORT OF THE INDEPENDENT ACCOUNTANTS

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Year ended December 31, 1999

INDEX

Report of Independent Accountants	1
Statements of Net Assets Available for Benefits -- December 31, 1999 and 1998	2
Statements of Changes in Net Assets Available for Benefits -- Years ended December 31, 1999 and 1998	3
Notes to Financial Statements	4
Line 27a - Schedule of Assets Held for Investment Purposes -- December 31, 1999	9
Line 27d - Schedule of Reportable Transactions -- Year ended December 31, 1999	10
Consent of Independent Accountants	11

REPORT OF INDEPENDENT ACCOUNTANTS

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees
Administrative Committee

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees at December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.  These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.   An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1999, and reportable transactions for the year ended December 31, 1999, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The schedule of assets held for investment purposes and the schedule of reportable transactions that accompany the Plan's financial statements do not disclose the historical cost of certain plan assets held by the Plan trustee.  Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

PricewaterhouseCoopers LLP

Syracuse, New York
March 10, 2000

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees
Statements of Net Assets Available for Benefits
December 31, 1999 and 1998

	1999	1998
Assets
Investments, at fair value:
Mutual Funds	$178,733,776	$142,370,440
Energy East Corporation common stock	36,669,749	49,599,387
Loans to participants	3,563,160	3,545,557

Net assets available for benefits	$218,966,685	$195,515,384

See notes to financial statements.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees
Statements of Changes in Net Assets Available for Benefits
Years ended December 31, 1999 and 1998

	1999	1998
Additions
Investment income:
Net appreciation in fair value of investments	$13,555,025	$30,531,736

Dividends:
Energy East Corporation common stock	1,533,317	1,408,725
Mutual funds	15,348,652	9,553,279
Interest on investments	-	44,532
Interest on loans to participants	289,818	290,246

	30,726,812	41,828,518
Contributions:
Employer	1,037,824	1,091,528
Employee	7,297,596	7,504,100

Total additions	39,062,232	50,424,146
Deductions:
Withdrawal benefits - stock	2,677,722	894,168
Withdrawal benefits - cash	12,672,063	4,903,605
Transfers to (from) other qualified plans	256,256	(1,090,426)
Administrative fees	4,890	13,282

Total deductions	15,610,931	4,720,629

Net increase	23,451,301	45,703,517
Net assets available for benefits at beginning of year	195,515,384	149,811,867
Net assets available for benefits at end of year	$218,966,685	$195,515,384

See notes to financial statements.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Notes to Financial Statements

December 31, 1999 and 1998

1.   DESCRIPTION OF THE SALARIED PLAN

The New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees (the Salaried Plan) was established effective January 1, 1985, to provide for before-tax contributions in accordance with Internal Revenue Code (Code) Section 401(k).

The Salaried Plan is a defined contribution plan covering non-union employees of New York State Electric & Gas Corporation (the company), as well as the salaried employees of Energy East Corporation's (Energy East) family of companies that elect to participate under the Salaried Plan provisions.  Energy East, the parent corporation of the company, through its subsidiaries, delivers electricity and natural gas to retail customers and provides electricity, natural gas, energy management and other services to retail and wholesale customers in the Northeast.

A salaried employee may become a participant in the Salaried Plan as of the first day of any calendar month that commences after the completion of the employee's first 30 days of employment.

In connection with the 1999 sale of the coal-fired generation assets by one of Energy East's subsidiaries, net assets of the Salaried Plan related to affected employees of the subsidiary were transferred to another plan, distributed to the participant, or remain in the Salaried Plan.

2.   SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements are prepared on an accrual basis and in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates also affect the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Reclassifications

Certain amounts have been reclassified on the financial statements to conform with the 1999 presentation.

Investments

Investments consisting of publicly traded Energy East common stock and various Putnam investment funds are carried at fair value using the closing market price on the last business day of the year.  Loans to participants are valued at cost which approximates fair value.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Notes to Financial Statements

December 31, 1999 and 1998

2.   SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Investments  (Continued)

The Salaried Plan presents, in the statement of changes in net assets available for benefits, the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains and losses and the unrealized appreciation (depreciation) on those investments.

Contributions

Contributions to the Salaried Plan are allocated to participant accounts. Participants have full and immediate vesting rights in employee and employer contributions, investment earnings and other amounts allocated to their accounts.

Employee contributions, with certain exceptions, range from 1% to 20% of the participant's base compensation and may include overtime pay.  Subject to limitations stipulated by the Code, a participant's total contribution could not exceed $10,000 per year in 1999 and 1998.

The company contributes solely to the Stock Fund an amount equivalent to 25% of the participant's contributions to any fund (up to 1.5% of the participant's annual base compensation as of the first day of the year). While company contributions may not be transferred to other investment fund options, the earnings thereon may be transferred at the participant's election.

Benefit Payments

On termination of service a participant may elect either a lump sum amount equal to the value of the participant's interest in his or her account, or installments over a period permissible under the Code.  Distributions from all funds, except the Stock Fund, are made in cash.  Distributions from the Stock Fund are made in either whole shares of Energy East common stock or in cash, as specified by the participant and subject to approval by the Salaried Plan's administrative committee.

As of December 31, 1999, plan assets include $63,772,523 in amounts allocated to participants who have withdrawn from the Salaried Plan, due to termination, retirement or disability but for which disbursement of funds has not yet occurred.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Notes to Financial Statements

December 31, 1999 and 1998

2.   SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Loans

Participants may, under certain circumstances, borrow against their account balances.  The principal amount of the loan is subject to certain limitations as defined in the Salaried Plan document.  The term of the loan may not exceed five years, and the interest rate established by the Salaried Plan's administrative committee provides the Salaried Plan with a return commensurate with the interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. Interest rates range from 6.5% to 10.5%.  The loan must be repaid by payroll deductions over the term of the loan.  Loan payments are credited to an applicable fund based upon the participant's election.  If a participant's employment terminates for any reason, the loan will become immediately due and payable.

Risks and Uncertainties

The Salaried Plan provides for various investment options in any combination of stocks and mutual funds.  Investment securities are exposed to various risks, such as interest rate, market, and credit.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant's account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Plan Termination

Although the company has not expressed any intent to terminate the Salaried Plan, it has the right to discontinue contributions at any time and terminate the Salaried Plan.  In the event of termination of the Salaried Plan, the net assets of the Salaried Plan are set aside, first for payment of all Salaried Plan expenses and, second, for distribution to the participants, based upon the balances in their individual accounts.

3.   INVESTMENTS

Contributions by the participants are invested, at the election of the participant, in one or a combination of the following twelve funds as described by the Salaried Plan administrator:(1) the Voyager Fund, which invests in a mutual fund consisting primarily of common stock; (2) the Fund for Growth and Income, which invests in a mutual fund consisting primarily of common stock; (3) the U.S. Government Income Trust Fund, which invests in a mutual fund consisting of securities that are backed by the full faith and credit of the United States Government; (4) the Money Market Fund, which invests in a mutual fund consisting of money market instruments; (5) the Common Stock Fund, consisting of common stock of Energy East; (6) the Income Fund, which invests in a mutual fund consisting of debt securities,

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Notes to Financial Statements

December 31, 1999 and 1998

3.   INVESTMENTS  (Continued)

including both government and corporate obligations, preferred stocks and dividend-paying common stocks; (7) the OTC and Emerging Growth Fund, which invests in a mutual fund consisting mainly of common stocks traded in the over-the-counter market and common stocks of "emerging growth" companies listed on designated securities exchanges; (8) the International Growth Fund, which invests in a mutual fund consisting primarily of equity securities of companies located in a country other than the United States; (9) the Global Growth Fund, which invests in a mutual fund consisting primarily of U.S. and international common stocks; or (10) the three Asset Allocation funds, consisting primarily of equity and fixed income securities.

At December 31, 1999, the Stock Fund contains net assets of approximately $13,821,000 that are non-participant directed as a result of the accumulation of matching contributions made by the company and the related earnings on those contributions.   Non-participant directed company contributions and earnings amounted to $1,038,000 and ($4,429,000) in 1999. Benefit payments from this non-participant directed fund amounted to $1,121,000 in 1999.

All funds of the Salaried Plan, with the exception of the Stock Fund, invest in mutual funds of Putnam Mutual Funds, a subsidiary of Putnam Investments, Inc., which represents a concentration risk.

Individual investments that represent 5% or more of the net assets available for benefits as of December 31, 1999, are as follows:

Putnam Voyager Fund	$82,733,302
Putnam Fund for Growth and Income	43,635,620
Putnam Money Market Fund	13,485,947
Putnam Global Growth	13,336,175
Energy East Corporation common stock	36,669,749

Individual investments appreciated (depreciated) during 1999 and 1998 are as follows:
Investment Option	1999	1998

Putnam Voyager Fund	$23,242,553	$6,802,982
Putnam Fund for Growth and Income	(3,989,074)	2,125,120
Putnam U.S. Government Income Trust Fund	(314,287)	5,730
Putnam Money Market Fund	1,572	91
Putnam Income Fund	(31,371)	(2,056)
Putnam OTC and Emerging Growth Fund	2,661,013	192,120
Putnam International Growth Fund	561,453	24,529
Putnam Global Growth Fund	3,996,870	1,369,553
Putnam Asset Allocation - Growth Portfolio	515,189	382,646
Putnam Asset Allocation - Balanced Portfolio	270,080	235,950
Putnam Asset Allocation - Conservative Portfolio	25,046	53,699
Energy East Corporation common stock	(13,384,019)	19,341,372

Total net appreciation in fair value of investments	$13,555,025	$30,531,736

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Notes to Financial Statements

December 31, 1999 and 1998

4.   INCOME TAX STATUS

The company has received a determination letter from the Internal Revenue Service, dated March 24, 1995, that the Salaried Plan qualifies as a tax deferred savings plan under Sections 401(a) and 401(k) of the Code.  The Salaried Plan has been amended subsequent to the receipt of the latest determination letter.  However, the Salaried Plan's administrator believes that the Salaried Plan is designed and currently being operated in compliance with the applicable requirements of the Code.

5.   TRANSACTIONS WITH PARTIES-IN-INTEREST

All administrative fees are paid by the participants in the Salaried Plan. Audit and legal fees are paid by the company.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Line 27a - Schedule of Assets Held for Investment Purposes

December 31, 1999

Name of Issuer and Title of Issue	Balance Held at End of Year	Cost**	Market Value

Capital Appreciation Fund
*Putnam Voyager Fund	2,618,142 shares		$82,733,302

Equity Fund
*Putnam Fund for Growth and Income	2,324,753 shares		43,635,620

Government Obligation Fund
*Putnam U.S. Government Income Trust Fund	389,622 shares		4,804,035

Money Market Fund
*Putnam Money Market Fund	13,498,625 shares		13,498,625

Income Fund
*Putnam Income Fund	68,609 shares		437,725

Growth Fund
*Putnam OTC and Emerging Growth Fund	191,933 shares		7,182,139

International Growth Fund
*Putnam International Growth Fund	83,480 shares		2,486,873

Global Growth Fund
*Putnam Global Growth Fund	704,127 shares		13,336,175

Asset Allocation - Growth Portfolio
*Putnam Asset Allocation - Growth Portfolio	327,231 shares		5,003,359

Asset Allocation - Balanced Portfolio
*Putnam Asset Allocation - Balanced Portfolio	278,428 shares		3,611,212

Asset Allocation - Conservative Portfolio
*Putnam Asset Allocation - Conservative Portfolio	189,841 shares		2,004,711

Total Mutual Fund Investments			$178,733,776

Stock Fund
*Energy East Corporation common stock	1,761,910 shares		$36,669,749

Participant Loans - interest rates
from 6.5% to 10.5%			$3,563,160

 * Denotes a party-in-interest.
** Information pertaining to the historical cost was not available from the trustee.

New York State Electric & Gas Corporation
Tax Deferred Savings Plan for Salaried Employees

Line 27d - Schedule of Reportable Transactions

Year ended December 31, 1999

Description of Assets	Purchase Price	Selling Price	Current Value of Asset on Transaction Date	Net Gain (Loss)

Category (iii) - Series of transactions in excess of 5% of plan assets

*Putnam Voyager Fund
(Capital Appreciation)
Purchases	$18,617,879		$18,617,879
Sales	**	$15,167,102	$15,167,102	**

*Putnam Fund for Growth
& Income (Equity)
Purchases	$9,921,271		$9,921,271
Sales	**	$16,270,295	$16,270,295	**

*Putnam Money Market Fund
(Money Market)
Purchases	$14,332,817		$14,332,817
Sales	**	$11,781,247	$11,781,247	**

*Energy East Corporation common stock (Stock)
Purchases	$8,299,735		$8,299,735
Sales	**	$7,845,360	$7,842,360	**

There were no category (i), (ii), or (iv) reportable transactions during 1999.

 * Denotes a party-in-interest.
** Information pertaining to the historical cost was not available from the trustee.

Consent of Independent Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-16201) pertaining to the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees of our report dated March 10, 2000, with respect to the financial statements and schedules of the New York State Electric & Gas Corporation Tax Deferred Savings Plan for Salaried Employees for the year ended December 31, 1999, which report is included in this Annual Report on Form 11-K.

PricewaterhouseCoopers LLP

Syracuse, New York
March 17, 2000